Exhibit 23.2

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Entellus Medical, Inc. 2017 Employment Incentive Award Inducement Plan of our report dated March 21, 2017, with respect to the audited financial statements of Spirox, Inc. as of December 31, 2016 and 2015 and for the years ended December 31, 2016 and 2015, included in the Current Report on Form 8-K/A filed by Entellus Medical, Inc., which is incorporated by reference in this Registration Statement filed with the Securities and Exchange Commission.

/s/ Frank, Rimerman + Co. LLP
Frank, Rimerman + Co. LLP

Palo Alto, California

September 25, 2017